As filed with the Securities and Exchange Commission on December 7, 1995

Registration No. ________________


		      SECURITIES AND EXCHANGE COMMISSION
			   Washington, D.C.  20549
				   FORM S-3
			    REGISTRATION STATEMENT
				    Under
			  THE SECURITIES ACT OF 1933
			      THE MIDLAND COMPANY
	      (Exact name of issuer as specified in its charter)

     Ohio                                                       31-0742526
  (State of                                                   (IRS Employer
incorporation)                                             Identification No.)


			    7000 Midland Boulevard
			   Amelia, Ohio  45102-2607
		   (Address of Principal Executive Office)
			      THE MIDLAND COMPANY
			  DIVIDEND REINVESTMENT PLAN
			   (Full title of the Plan)


William McD. Kite
Cohen, Todd, Kite & Stanford
525 Vine Street, 16th Floor
Cincinnati, Ohio  45202
(513) 421-4020
(Name, address and telephone number of
agent for service of process)

Approximate date of commencement of proposed sale: As soon as practicable after the effective date of this Registration Statement.

			CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------
				   Proposed       Proposed
Title of                            Maximum        Maximum
Securities                          Offering      Aggregate        Amount of
to be              Amount to be      Price         Offering       Registration
Registered         Registered      Per Share        Price             Fee
-------------------------------------------------------------------------------
Common Stock        100,000      49.4375 (a)      4,943,750.00 (a)    $1,704.74
without par value
-------------------------------------------------------------------------------
(a) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, based on the average high and low prices of The Midland Company Common Stock as reported on the American Stock Exchange as of a specified date within five days prior to the date of filing the Registration Statement.

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			    CROSS-REFERENCE SHEET

		 Part I - Information Required in Prospectus



							      Page in Prospectus

Item 1.     Outside Front Cover Page of Prospectus                    1

Item 2.     Inside Front and Back Cover Pages of Prospectus         2, 5

Item 3.     Risk Factors                                              4

Item 4.     Use of Proceeds                                           4

Item 5.     Determination of Offering Price                          N/A

Item 6.     Dilution                                                 N/A

Item 7.     Selling Security Holders                                 N/A

Item 8.     Plan of Distribution                                      4

Item 9.     Description of Securities to be Registered               N/A

Item 10.    Interests of Named Experts and Counsel                    5

Item 11.    Material Changes                                          5

Item 12.    Incorporation of Certain Information by Reference       5, 6

Item 13.    Disclosure of Commission Position on Indemnification
	    for Securities Act Liabilities                            6



	       Part II - Information Not Required in Prospectus



							   PAGE IN REGISTRATION
								STATEMENT

Item 14.    Other Expenses of Issuance and Distribution               3

Item 15.    Indemnification of Directors and Officers               3, 4

Item 16.    Exhibits                                                  4

Item 17.    Undertakings                                            4, 5

	    ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

		Legal Fees                              $10,000.00
		Registration Fees                         1,704.74
		--------------------------------------------------
		Total                                   $11,704.74


	     ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article VII of the Company's Code of Regulations requires the Company to indemnify all its directors and officers to the full extent permitted by Ohio law. Under Ohio law, a director or officer may be indemnified for costs and expenses as they are incurred unless it is proven by clear and convincing evidence that such director or officer has not acted in good faith or in a manner he reasonably believes to be in or not opposed to the best interests of the Company or with the care that any ordinary prudent person in a like position would use under similar circumstances. Any indemnification received in advance as expenses are incurred will have to be paid back only in the event of deliberate acts or reckless disregard. The Company carries directors' and officers' liability insurance in the amount of $10,000,000 through Great American Insurance Company.

			      ITEM 16.  EXHIBITS

		a.      Specimen Certificate of Common Stock.
		b.      Articles of Incorporation (incorporated by reference).
		c.      Consent of Deloitte & Touche LLP.
		d.      Consent of Counsel.
		e.      Opinion of Counsel.
		f.      The Midland Company Dividend Reinvestment Plan.
		g. Article VII of Code of Regulations pertaining to indemnification see b above (incorporated by reference).
		h. Letter of Deloitte & Touche LLP regarding unaudited financial information.

			    ITEM 17.  UNDERTAKINGS

	(a)  Rule 415 offering.

	The undersigned registrant hereby undertakes:

	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

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	(i)  To include any prospectus required by Section 10(a)(3) of the
Securities Act of 1933;

	(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

	(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

	(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

	(b) Filings incorporating subsequent Exchange Act documents by reference.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by

Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.



				  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Clermont, State of Ohio, on the 7th day of December, 1995.

						THE MIDLAND COMPANY

						By:s/J. P. Hayden, Jr.
						J.P. Hayden, Jr., Chairman of
						the Board and Chief Executive
						Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                      Capacity                                 Date


s/J. P. Hayden, Jr.     Chairman of the Board                   December 7, 1995
J.P. Hayden, Jr.        and Chief Executive
			Officer (principal
			executive officer) and
			Director

s/John I. Von Lehman    Vice-President,                         December 7, 1995
John I. Von Lehman      Treasurer and Chief
			Financial Officer
			(principal financial
			and accounting officer)
			and Director

s/Michael J. Conaton    Director                                December 7, 1995
Michael J. Conaton

s/John R. Labar         Director                                December 7, 1995
John R. LaBar

s/Robert W. Hayden      Director                                December 7, 1995
Robert W. Hayden

s/J. P. Hayden, III     Director                                December 7, 1995
J.P. Hayden, III

s/John W. Hayden        Director                                December 7, 1995
John W. Hayden

s/William McD. Kite     Director                                December 7, 1995
William McD. Kite

s/William F. Plettner   Director                                December 7, 1995
William F. Plettner

s/William T. Hayden     Director                                December 7, 1995
William T. Hayden

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				EXHIBIT INDEX


Exhibit No.                    Description
-----------                    -----------
    4                   Specimen Certificate of Common
			  Stock
    23                  Consent of Deloitte & Touche LLP
    23                  Consent of Cohen, Todd, Kite &
			  Stanford
    5                   Opinion of Cohen, Todd, Kite &
			  Stanford
    15                  Letter of Deloitte & Touche LLP
			  regarding unaudited financial
			  information
    99                  The Midland Company Dividend
			  Reinvestment Plan

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

				  PROSPECTUS


			     THE MIDLAND COMPANY
			  DIVIDEND REINVESTMENT PLAN

	      100,000 Shares of Common Stock, without par value

			    - - - - - - - - - - -

		 Offered as set forth herein to shareholders
			    of The Midland Company
	  pursuant to The Midland Company Dividend Reinvestment Plan

	This Prospectus relates to shares of Common Stock, without par value (the "Stock"), of The Midland Company (the "Company"), an Ohio corporation, which may be offered for sale to shareholders of the Company (the "Shareholders") under The Midland Company Dividend Reinvestment Plan (the "Plan"). The price for the shares covered by this Prospectus is specified in the Plan which governs the issuance of such shares. SEE "RISK FACTORS" ON PAGE 4.

	The stock of the Company is listed on the American Stock Exchange. "Affiliates" of the Company (as defined in Rule 144 under the Securities Act of 1933, as amended) may resell Stock by Reoffer Prospectus or in accordance with the Requirements of Rule 144.

	In addition, Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") effectively imposes certain restrictions on purchases and sales or sales and purchases within any six-month period by any officer, director or owner of 10% or more of any class of equity securities of the Company. The rules concerning Section 16 are complicated, and any person subject to Section 16 should obtain legal advice before selling any Stock acquired pursuant to the Plans.

	THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

		   Price to public     Underwriting       Proceeds to issuer
				       discounts and       or other persons
					commissions
-------------------------------------------------------------------------------
per unit             $49.4375               0                  $49.4375

Total           $4,943,750.00               0             $4,943,750.00
		 (estimated)                               (estimated)

	The purchase price fluctuates with the market price on the American Stock Exchange which was $49.4375 per share on December 4, 1995. Other expenses of issuance and distribution: $11,704.74.

	       The date of this Prospectus is December 7, 1995.

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

	No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the Plan, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer within any state to any person to whom such offer would be unlawful. Neither delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that information contained herein is correct as of any time subsequent to the date hereof.

			    AVAILABLE INFORMATION

	The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files, and will continue to file, reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 26 Federal Plaza, New York, New York 10007 and the Everett McKinley Dirksen Building, 219 South Dearborn Street, Chicago, Illinois 60604. Copies of such materials can be obtained in person at or by writing to the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and paying the prescribed rates therefor. Since the stock is listed on the American Stock Exchange, reports, proxy statements and other information concerning the Company may also be inspected at the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

	The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request, a copy of any or all of the documents that have been or may be incorporated by reference in this Prospectus and the Registration Statement relating thereto other than exhibits to such documents (unless specifically incorporated by reference in the information incorporated herein by reference). Requests should be directed to the Company at its principal office: The Midland Company, 7000 Midland Boulevard, Amelia, Ohio 45102-2607, Attn: John R. Labar, Secretary
(Telephone: (513) 943-7100).

		       TABLE OF CONTENTS OF PROSPECTUS


		HEADING                                                 PAGE

Introductory Statement                                                    4
General Information                                                       4
Risk Factors                                                              4
Use of Proceeds                                                           4
Plan of Distribution                                                      4
Interests of Named Experts and Counsel                                    5
Material Changes                                                          5
Information Incorporated by Reference                                     5
Indemnification for Securities Act Liabilities                            6
Summary of the Plan                                                       6
Federal Income Tax Consequences                                           7

			    INTRODUCTORY STATEMENT

	This Prospectus covers stock issuable pursuant to the Plan. As set forth in greater detail herein, Shareholders of the Company are eligible to participate in the Plan. When this Prospectus is delivered, care should be taken that the recipient reviews the appropriate sections of this Prospectus.

	Statements contained in this Prospectus as to the provisions of the Plan are not complete and reference is made to the text of the Plan which is on file at the offices of the Company and available there for examination, and each statement in this Prospectus is hereby qualified in all respects by such reference.

	Participation in the Plan is entirely voluntary, and the Company makes no recommendation regarding participation.

			     GENERAL INFORMATION

	The Company is engaged primarily in the insurance, river transportation and sportswear industries.

	The Company's executive offices are located at 7000 Midland Boulevard, Amelia, Ohio 45102-2607. The Company's telephone number at such office is
(513) 943-7100.

	The Plan was created and adopted by resolution of the Board of Directors of the Company (the "Board") on December 7, 1995.

				 RISK FACTORS

	The offering contains the same risk factors ordinarily associated with the purchase of the Company's Common Stock: bad weather may cause losses in the Company's insurance operations; common stock is last in priority in liquidation (behind creditors, debt holders and preferred stockholders); the market for the Shares is thin and it could be difficult for a shareholder to sell all of his shares immediately.

			       USE OF PROCEEDS

	The proceeds from the sale of stock will be used as general operating funds of the Company. These proceeds represent funds which would otherwise have been paid out as dividends to Shareholders.

			     PLAN OF DISTRIBUTION

	Shares purchased by dividend reinvestments will be acquired through an administrator from the Company's treasury shares or newly issued shares. In the unlikely event that the Administrator has to purchase any shares on the market, the Company will pay any fees, commissions or expenses associated therewith and there will be no cost to participants.

		    INTERESTS OF NAMED EXPERTS AND COUNSEL

	The validity of the Common Stock of the Company being registered on the Registration Statement on Form S-3 may be passed upon for the Company by Cohen, Todd, Kite & Stanford, 525 Vine Street, 16th Floor, Cincinnati, Ohio 45202. William McD. Kite and William T. Hayden, Directors of the Company, are partners in the firm. As of December 4, 1995, members of the firm owned an aggregate of 47,294 shares of common stock of the Company.


			       MATERIAL CHANGES

	None since December 31, 1994, which were not described in Forms 10-Q.


		    INFORMATION INCORPORATED BY REFERENCE

	The following documents are incorporated herein by reference:

	(a) The Company's Annual Report on Form 10-K filed for the year ended December 31, 1994;

	(b) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1995 and the Company's Current Report on Form 8-K dated January 5, 1995;

	(c) The description of the Company's Common Stock contained in the Company's Registration Statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, and any subsequent amendment or report filed for the purpose of updating such description.

	(d) The Company's definitive proxy statements dated March 10, 1987 (as to indemnification provisions) and March 7, 1995 filed pursuant to Section 14 of the Exchange Act in connection with the annual meeting of its stockholders held on April 13, 1995.

	(e) The description of the Company's common stock and the Company's Article's of Incorporation (Exhibit 3-A thereto) contained in the Company's Registration Statement on Form S-1 (Registration
	     No. 2-32055) filed with the Commission on March 12, 1969, or contained in any subsequent amendment or report filed for the purpose of updating such description.

	(f) The Company's Registration Statement on Form S-3 filed with the Commission registering the shares offered pursuant to this Prospectus (and including a copy of the Plan).

	(g) All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

	Each document or report incorporated herein by reference shall be deemed to be a part hereof from the date of its filing with the Commission until the information contained therein is superseded or updated by a subsequently filed document or report which is incorporated by reference into this Prospectus or by a subsequently furnished appendix to this Prospectus.

	       INDEMNIFICATION FOR SECURITIES ACT LIABILITIES.

	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

			     SUMMARY OF THE PLAN

	Purpose of the Plan. The purpose of the Plan is to give Shareholders of the Company an opportunity to reinvest dividends into shares of its Common Stock.

	Administration of the Plan. The administration of the Plan will be the responsibility of the Board of Directors which may delegate any and all administrative duties to an administrator. The Administrator will purchase Common Stock of the Company as agent for the participants. The Board has the authority to change the Administrator at any time.

	The name and address of the Administrator is:

				Society National Bank
				P.O. Box 92564
				Cleveland, Ohio 44197-9891

	Eligibility. All record owners of shares of the Company on or after December 7, 1995, the Effective Date of the Plan, are eligible to participate in the Plan.

	Stock Subject to the Plan. Under the Plan, a maximum of 100,000 shares of authorized but unissued shares, or shares previously issued but reacquired by the Company and held as treasury stock, are available for issuance by the Company. The Plan provides that in the event that the outstanding stock of the Company is increased, decreased, or changed into or exchanged for a different number or kind of stock or other securities of the Company or of any other corporation, by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split, combination, or dividend payable in Company stock, then an appropriate adjustment shall be made by the Board in the number and kind of shares under the Plan.

	Description of the Plan. A Shareholder may join the Plan by completing a Dividend Reinvestment Authorization Card and returning it to the Administrator. Thereafter, the Administrator will reinvest the Shareholder's dividends into shares of the Company's Common Stock. The price of the shares purchased will be the closing price on the most recent day on which shares were traded prior to the dividend payment date. The maximum number of shares including fractional shares will be purchased. The number of shares purchased will depend upon the amount of dividends reinvested and the purchase price of the shares. Shareholders participating will incur no brokerage commissions or service charges for purchases made under the Plan. A shareholder may withdraw from the Plan by written notice to the Administrator. Certificates for whole shares and cash in lieu of fractional shares will be issued to the withdrawing shareholder. However, a withdrawing shareholder may sell all shares held in his account under the Plan. If the Company does not repurchase the shares, the Administrator will sell the shares on the American Stock Exchange and deliver the proceeds, net of brokerage commissions, to the Shareholder. A Shareholder participating in the Plan may vote whole shares held in his account and may obtain certificates for whole shares held in his account.

	Amendment or Termination of the Plan. The Plan may be amended or terminated at any time by the Board.

		       FEDERAL INCOME TAX CONSEQUENCES

	Dividends are taxable income to Shareholders even though reinvested in shares.

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